Exhibit 99.1

Press Release

Patrick T. Ryan Appointed to American Renal Associates Board of Directors

BEVERLY, MA (May 5, 2016) - American Renal Associates Holdings, Inc. (NYSE: ARA), a leading provider of dialysis services, announced today that Patrick (Pat) T. Ryan was appointed to the company’s board of directors. Ryan currently serves as Chief Executive Officer of Press Ganey Holdings, Inc. (NYSE: PGND), a position he has held since 2012. Mr. Ryan will serve on ARA’s board of directors and as a member of the board’s audit committee.

“We are very pleased to welcome Pat Ryan to the ARA board,” said Joseph (Joe) Carlucci, Chairman, CEO and Co-Founder of American Renal Associates. “We believe Pat’s considerable experience and broad perspectives across the health care sector will complement our existing board of directors and senior management team. Pat understands that high-performing health care organizations need to be aligned with physicians, staff and patients alike to provide high quality care.”

“I am honored to be appointed to ARA’s board of directors,” said Patrick T. Ryan. “I have known and admired the ARA team for many years and believe the organization’s operating philosophy and physician partnership model have propelled ARA’s outstanding reputation. I look forward to serving on ARA’s board and being associated with this unique organization.”

Pat Ryan brings more than 35 years of health care experience to the ARA board. Prior to joining Press Ganey, Ryan has a distinguished career serving in leadership roles across a wide variety of health care organizations, including CEO of The Broadlane Group, CEO of PolyMedica Corporation, Chairman and CEO of Physicians Dialysis, Inc., CEO of Principalcare Inc., President and CEO of ImageAmerica Inc. and Co-Founder and President of R.B. Diagnostics. He began his career working for American Hospital Supply Corporation. Ryan presently serves on the board of directors of Affiliated Managers Group, Inc. (NYSE: AMG) and ChoiceOne Urgent Care, LLC.

About American Renal Associates:

As of December 31, 2015, American Renal Associates Holdings, Inc. (NYSE: ARA) operated 192 dialysis clinic locations in 24 states and the District of Columbia, treating over 13,000 patients with end stage renal disease. ARA operates exclusively through a physician joint venture model, in which it partners with 347 local nephrologists to develop, own and operate dialysis clinics. For more information about American Renal Associates, visit www.americanrenal.com.

American Renal Associates Holdings, Inc. Contact:

Darren Lehrich, SVP of Strategy & Investor Relations

Phone: 978-922-3080 x 134; Email: dlehrich@americanrenal.com